Exhibit 10.1

2009A AMENDMENT TO LOAN DOCUMENTS

THIS 2009A AMENDMENT TO LOAN DOCUMENTS (this “Amendment”), is made and entered into as of April 1, 2009, by and among (i) JPMORGAN CHASE BANK, N.A., a national banking association (the “Agent Bank”) (JPMORGAN CHASE BANK, N.A. may also be referred to as a “Bank”); (ii) the BANKS identified on Schedule 1.1 hereto (each a “Bank” and collectively, the “Banks”); (iii) SYPRIS SOLUTIONS, INC., a Delaware corporation, with its principal office and place of business and registered office in Louisville, Jefferson County, Kentucky (the “Borrower”) and (iv) the GUARANTORS identified on Schedule 1.2 hereto (each a “Guarantor” and collectively, the “Guarantors”).

PRELIMINARY  STATEMENT:

A.          Certain of the Guarantors and their Affiliates entered into a Loan Agreement dated as of March 21, 1997, with the Agent Bank (the “Original Loan Agreement”), whereby the Agent Bank extended in favor of the Guarantors a revolving line of credit in the amount of $20,000,000, a term loan in the amount of $10,000,000 and a swing line of credit subfacility in the amount of $5,000,000.

B.           The predecessors to the Borrower and certain of the Guarantors entered into a 1997A Amended and Restated Loan Agreement dated as of November 1, 1997, with the Agent Bank (the “1997A Loan Agreement”), whereby the Agent Bank increased the revolving line of credit to $30,000,000 and the term loan to $15,000,000 and provided the swing line of credit subfacility in the amount of $5,000,000.  The 1997A Loan Agreement was subsequently amended by, among other amendments, the 1998A Amendment to Loan Documents dated as of February 18, 1998.

C.           The Borrower, certain of the Guarantors, the Agent Banks and the Banks entered into the 1999 Amended and Restated Loan Agreement dated as of October 27, 1999 (the “1999 Loan Agreement”), which amended, restated and replaced the Original Loan Agreement and the 1997A Loan Agreement, as amended.  The 1999 Loan Agreement provided for a revolving line of credit in the amount of $100,000,000, a swing line subfacility of $5,000,000 and a letter of credit subfacility of $15,000,000.  The 1999 Loan Agreement was subsequently amended by among other amendments, (i) the  2000A Amendment to Loan Documents dated as of November 9, 2000 (the “2000A Amendment”); (ii) the 2001A Amendment to Loan Documents dated as of February 15, 2001 (the “2001A Amendment”); (iii)  the 2002A Amendment to Loan Documents dated as of December 21, 2001 and having an effective date of January 1, 2002 (the “2002A Amendment”);  (iv) the 2002B Amendment to Loan Documents dated as of July 3, 2002 (the “2002B Amendment”); (v) the 2003A Amendment to Loan Documents dated as of October 16, 2003 (the “2003A Amendment”);  (vi) the 2005A Amendment to Loan Documents dated as of March 10, 2005 (the “2005A Amendment”); (vii) the 2005B Amendment to Loan Documents dated as of May 10, 2005 (the “2005B Amendment”);  (viii) the 2005C Amendment to Loan Documents dated as of August 3, 2005 (the “2005C Amendment”);  and (ix) and the 2006A Amendment to Loan Documents dated as of February 28, 2006 (the “2006A Amendment”).

D.          The Agent Bank and the Banks in May, 2004 consented to the Borrower’s issuance of $55,000,000 of senior notes (the “Senior Notes”) pursuant to a Note Purchase Agreement dated as of June 1, 2004 (as amended, the “Note Purchase Agreement”).

E.           The Borrower in April, 2004 created a new subsidiary, Sypris Technologies Kenton, Inc., a Delaware corporation (“STK”), and the Agent Bank and the Banks consented to the creation of STK as a subsidiary, on the condition that STK become a Guarantor under the Loan Agreement. STK became a Guarantor under the Loan Agreement by executing and delivering to the Agent Bank a Guaranty Agreement dated June 1, 2004, guarantying the obligations of the Borrower to the Banks (the “STK Guaranty”).

F.           The Borrower in June, 2004 requested that the Banks consent to the Borrower’s acquisition of a facility in Toluca, Mexico (the “Toluca Facility”).  The Banks consented to the acquisition of the Toluca Facility.  The Borrower created the following second tier subsidiary and third tier subsidiaries related to the Toluca Facility: (i) Sypris Technologies Mexican Holdings, LLC (the interests of which are held by Sypris Technologies, Inc.) and (ii) Sypris Technologies Mexico, S. de R.L. de C.V. and Sypris Technologies Toluca, S.A. de C.V. (the interests of which are held by Sypris Technologies Mexican Holdings, LLC and Sypris Technologies, Inc.) (all of the foregoing Subsidiaries are referred to as the “Toluca Subsidiaries”).

G.          The Borrower, the Guarantors, the Agent Bank and the Banks completely amended and restated the 1999 Loan Agreement and related documents by entering into an Amended and Restated Loan Agreement dated as of April 6, 2007 (the “2007 Loan Agreement” or the “Loan Agreement”), providing for, among other things (i) the Revolving Credit Facility in the amount of $50,000,000; (ii) consent to the Borrower’s redemption of a portion of the outstanding principal amount of the Senior Notes, reducing the outstanding principal amount of the Senior Notes to $30,000,000 and (iii) certain  other changes.

H.          The Borrower, the Guarantors, the Agent Bank and the Banks executed and held in escrow a 2007A Amendment to Loan Documents, pending satisfaction of certain conditions.  Those conditions were never satisfied, so the proposed 2007A Amendment to Loan Documents never took effect.

I.            On or prior to the date of this Amendment, the Borrower has failed to observe and/or perform certain provisions of the Loan Agreement, which failures are continuing, including the following:

1.           The Borrower has failed to observe or perform Section 7.6 of the Loan Agreement by failing to maintain the ratio set forth therein as of its fourth Fiscal Quarter of 2008 and its first Fiscal Quarter of 2009 (the “Fixed Charge Coverage Failure”).

2.           The Borrower has failed to observe or perform Section 7.7 of the Loan Agreement by failing to maintain the ratio set forth therein as of its fourth Fiscal Quarter of 2008 and its first Fiscal Quarter of 2009 (the “Adjusted Funded Debt to EBITDA  Ratio Failure”).

3.           The Borrower has failed to observe or perform Section 7.8 of the Loan Agreement by failing to maintain level set forth therein as of its fourth Fiscal Quarter of 2008 and its first Fiscal Quarter of 2009 (the “Minimum Net Worth Failure”).

4.           Any breach of the representations or warranties in Section 5 of the Loan Agreement arising from the Fixed Charge Coverage Failure, the Adjusted Funded Debt to EBITDA Ratio Failure, and the Minimum Net Worth Failure (the “Representations and Warranties Failures”).

5.           Any failure to satisfy the conditions subsequent requirements of Section 4.3 of the Loan Agreement within the times required (the “Conditions Subsequent Failures”).

6.           Any failure to timely notify the Agent Bank, or any other Person, of the Borrower’s knowledge of the foregoing specific failures to observe or perform as specifically disclosed in this Recital I (the “Notice Failures”).

7.           Any failure to provide within the time required or otherwise any of the information reports due prior to the date of this Agreement required by Section 6.3 of the Loan Agreement (the “Reporting Failures”).

The Fixed Charge Coverage Failure, the Adjusted Funded Debt to EBITDA Ratio Failure, the Minimum Net Worth Failure, the Representations and Warranties Failures, the Conditions Subsequent Failures, the Notice Failures or the Reporting Failures as they are in effect on the date of this Amendment, are collectively referred to as the “Failures”.

J.           The Borrower, the Guarantors, the Agent Bank and the Banks now wish to amend the 2007 Loan Agreement and the other Loan Documents (as defined in the Loan Agreement in order to (1) waive the Failures, (2) modify the definition of “Revolving Loan Commitment Termination Date,” (3) change interest rates and fees, (3) provide for certain mandatory prepayments and commitment reductions in certain circumstances, (4) modify certain covenants of the Loan Agreement and add certain covenants to the Loan Agreement,  and (5) make certain other changes, all as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           RECITALS, DEFINED TERMS AND EFFECTIVE DATE.  The recitals to this Amendment are incorporated into the text of this Amendment and the parties agree that they have the same force and effect as the other provisions of this Amendment.  Terms not defined herein shall have the meanings set forth in the Loan Agreement.  None of the amendments and changes set forth in this Amendment shall take effect or have any legal effect until the satisfaction of all conditions precedent set forth in Section 8 hereof and upon satisfaction of such conditions precedent, such amendments and changes shall be effective as of the date of this Amendment.

2.           AMENDMENT OF LOAN AGREEMENT.

(a)           Amendment Existing Definitions.  The following definitions set forth in Section 1 of the Loan Agreement are hereby amended and restated to read in their entirety as follows:

1.7          "Applicable Base Rate Margin" means three percent (3.00%) per annum.

1.15        "Base Rate" means at any time the variable rate of interest that is the Agent Bank's Prime Rate as announced publicly and changing from time to time when such Prime Rate changes.

1.27        “Compliance Certificate” means a certificate substantially in the form of Exhibit A annexed to the 2009A Amendment to Loan Documents  and delivered by the Borrower to the Agent Bank pursuant to Section 6.3D hereof.

1.38        “Dana Payment” means any cash payment received (including by way of setoff) by the Borrower or any Subsidiary (or otherwise paid in accordance with the instructions of the Borrower or any Subsidiary) (i) under the terms of any one or more of the Dana Supply Agreements upon any termination or rejection of such agreement or agreements in connection with or arising out of the Dana Bankruptcy Proceedings, (ii) constituting cash proceeds (including by way of setoff) from the sale, disposition, transfer or liquidation of any interest in any claim of the Company or any Subsidiary for damages arising out of such termination or rejection, or (iii) constituting cash proceeds from the sale, disposition, transfer or liquidation of any and all Capital Stock of Dana Holding Corporation.

1.42       "Default Rate" means, for any Loan, the Base Rate plus six percent (6.00%).

1.82        “Loan Documents” means this Loan Agreement, as amended by the 2009A Amendment to Loan Documents, the Security Agreement, the Revolving Credit Notes, each Application and Agreement for Letter of Credit, the Guaranty Agreements, any Rate Management Transaction Agreement and all other agreements, documents and instruments now or hereafter evidencing and/or pertaining to this Loan Agreement and/or the other Obligations, and as may be further amended, supplemented or otherwise modified from time to time.

1.97       “Pricing Level” means, for any Pricing Period, the 2009A Amendment Pricing Level, which shall be in effect from the date of the 2009A Amendment through and until the Revolving Loan Commitment Termination Date; provided that, the Default Rate shall be in effect upon the occurrence and during the continuation of any Event of Default.

1.113     “Revolving Credit Facility” means the revolving line of credit established by the Banks in favor of the Borrower in the principal amount of Fifty Million Dollars ($50,000,000), pursuant to which the Borrower may obtain Revolving Credit Loans from the Banks and/or Letters of Credit from the Agent Bank during the term of the Revolving Credit Facility upon the terms and conditions set forth in this Loan Agreement.  The Revolving Credit Facility includes as a sublimit the Letter of Credit Subfacility and the Swing Line Credit Subfacility.  All references to the “aggregate principal balance of the Revolving Credit Loans outstanding” or similar phrases in this Loan Agreement or in the Revolving Credit Notes shall mean, as of the date of determination thereof, the sum of (i) the entire aggregate outstanding principal balance of all Revolving Credit Loans made by the Banks pursuant to this Loan Agreement, (ii) the then existing Letter of Credit Usage and (iii) the then existing Swing Line Usage.

1.119     “Revolving Loan Commitment Termination Date” means the Revolving Loan Commitment Termination Date then in effect, which shall be the earliest of (i) January 15, 2010, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 8 of the Loan Agreement and (iii) the date on which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and the Revolving Loan Commitments are reduced to zero.

(b)         Additional Definitions.  Section 1 of the Loan Agreement is hereby supplemented to add the following definitions which shall read in its entirety as follows:

1.137     “2009A Amendment Pricing Level” means the Pricing Level identified in the table in Section 2.2A, which will be in effect for any applicable Pricing Period from the date of the 2009A Amendment through and until the Revolving Loan Commitment Termination Date, as reflected in the table in Section 2.2A(ii) of the Loan Agreement; provided that, the Default Rate shall be in effect upon the occurrence and during the continuation of any Event of Default.

1.138     “2009A Amendment to Loan Documents” means the 2009A Amendment to Loan Documents dated as of April 1, 2009 by and among the Agent Bank, the Banks, the Borrower and the Guarantors.

1.139     “2009A Amendment Closing Date” means April 1, 2009.

1.140     “2009 Monthly Business Plan” means Borrower’s projected financial plan, which is based upon a set of financial projections prepared in accordance with GAAP and includes a consolidated balance sheet, monthly income statement and monthly cash flow statement.

1.141     “Mexican Loan Proceeds” means any proceeds repatriated to the United States from any loan made by a third-party lender to any of the Borrower’s Mexican Subsidiaries with the prior written consent of the Banks pursuant to documentation in form and substance satisfactory to the Banks.

(c)         Deletion of Section 2.1G; Restatement of Schedule 2.1.   Section 2.1G (which had provided for increases in the Revolving Loan Commitments under certain circumstances) is hereby deleted from the Loan Agreement.  Schedule 2.1 to the Loan Agreement is hereby restated as Schedule 2.1 to the 2009A Amendment to Loan Documents.

(d)         Amendment of Section 2.2A.  Three changes are hereby made to section 2.2A of the Loan Agreement: (1) The interest rate grid in Section 2.2A is hereby amended and restated in its entirety as follows in the grid below, (2) the clause following the grid set forth below shall be added to the end of Section 2.2A, (3) the last paragraph of Section 2.2A is hereby deleted, and (4) the Borrower shall not be entitled to elect to receive a Base Rate Loan:

Pricing Level	Applicable LIBOR Margin*
2009A Amendment Pricing Level	5.75%

*Overdue principal, interest, fees and other amounts prior to the occurrence of an Event of Default shall bear interest at the Adjusted LIBOR Rate, plus the Applicable LIBOR Margin, plus two percent (2.00%). Following and during the continuance of an Event of Default, such amounts shall bear interest at the Default Rate.

(e)          Amendment of Section 2.3B (Waiver Fee and Success Fee).  Section 2.3B is hereby amended and restated as follows:

“2.3B  Waiver Fee and Success Fee.  The Borrower shall pay to the Agent Bank on the 2009A Amendment Closing Date for the benefit of the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares on the 2009A Amendment Closing Date, a waiver fee (the “Waiver Fee”) equal to 75/100 of one percent (0.75%) of the $50,000,000 of Revolving Loan Commitments.   Additionally, on the date (the “Payoff Date”) upon which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit issued pursuant to the Loan Agreement) and the Revolving Loan Commitments are reduced to zero (the “Payoff”), the Borrower shall pay to the Agent Bank for the benefit of the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares on such Payoff Date, a percentage as depicted in the grid set forth below multiplied by the Revolving Loan Commitments on the 2009A Amendment Closing Date.”

Payoff Date Occurring:	Payoff Fee (expressed as percentage of Revolving Loan Commitments):
On or before July 31, 2009	0.0%
August 1, 2009 to August 31, 2009	0.25%
September 1, 2009 to September 30, 2009	0.5%
October 1, 2009 to October 31, 2009	1.0%
November 1, 2009 and thereafter	1.5%

(f)           Amendment and Restatement of Section 2.4D (Mandatory Permanent Reduction in Revolving Loan Commitments Upon Receipt of Dana Payment).  Section 2.4D is hereby amended and restated as follows:

“2.4D    Mandatory Permanent Reduction in Revolving Loan Commitments Upon Occurrence of Certain Events.  To the extent that (i) Borrower or any Subsidiary receive Mexican Loan Proceeds, (ii) Borrower or any Subsidiary of Borrower receive all or any of the Dana Payment, or (iii) Borrower or any Guarantors sell any Collateral (including any sales of equity in any of Borrower’s Subsidiaries) outside the ordinary course of business, the proceeds of (i), (ii) and (iii) (after subtracting investment banking fees, legal fees and other expenses directly related to such sale, and after subtracting “Company Retained Proceeds” described in the table below) shall be allocated in accordance with Section 9 of the Collateral Sharing Agreement described in Section 1.24 of the Loan Agreement.  The Borrower shall pay such amounts to the Collateral Account described therein.  The amounts received by the holders of the $55,000,000 Senior Notes shall be applied as a prepayment of the $55,000,000 Senior Notes without premium or penalty based upon their outstanding principal balances under the $55,000,000 Senior Notes.  The amounts paid to the Banks shall be distributed to the Banks based upon their Revolving Loan Commitments and the Revolving Loan Commitments of such Banks shall be permanently reduced by an amount equal to the amounts so received.  The provisions of this Section 2.4D shall not entitle the Borrower or any Guarantors to encumber any of the Collateral or to sell any Collateral (including any sales of assets or equity in any of the Borrower’s Subsidiaries) out of the ordinary course of business, permission for which must be obtained in accordance with the terms of the Loan Documents.  Notwithstanding any statement herein to the contrary, to the extent that substantially all of the assets or equity interests in Sypris Test Measurement, Inc. and/or the engineered products division of Sypris Technologies, Inc. are sold (each a “Strategic Divestiture”), the “Company Retained Sale Proceeds” of each sale shall be as follows, depending upon the closing date of each such transaction (all amounts expressed in thousands of U.S. dollars):

Closing Date (2009)	May	June	July	August	Sept	Oct	Nov	Dec
Engineered Products	3,759	3,420	2,915	2,441	1,973	1,351	924	377
Sypris Test & Measurement	6,183	5,232	4,619	3,828	2,890	2,142	1,051	216

Each month, the Borrower shall pay the Agent Bank, for the benefit of the Banks, a monthly fee in an amount equal to the result of (i) the Banks’ combined Pro Rata Share (as defined in the Collateral Sharing Agreement and assuming for such definition that a Notice of Actionable Default shall have been received by the Collateral Agent and not withdrawn) multiplied by (ii) the aggregate Company Retained Sale Proceeds with respect to each Strategic Divesture multiplied by (iii) a fraction, the numerator of which is the Adjusted LIBOR Rate plus the Applicable LIBOR Margin and the denominator of which is 12 (each, a “Company Retained Sale Proceeds Fee”).  The Company Retained Sale Proceeds Fee shall be payable monthly in arrears starting in any month in which a Strategic Divestiture occurs to the Agent Bank for the benefit of the Banks on the same date interest is due under this Agreement.

(g)         Amendment of Section 2.7F (Letters of Credit – Compensation).  The Letter of Credit Fee grid in Section 2.7F is amended and restated in its entirety as follows:

Pricing Level	Applicable Letter of Credit Percentage
2009A Amendment Pricing Level	3.50%

(h)         Amendment and Restatement of Compliance Certificate Delivery Requirement.  Section 6.3D of the Loan Agreement is amended and restated to read in its entirety as follows:

“D.        Compliance Certificate.  On or before the 25th day of each fiscal month, the Borrower, for itself and the Guarantors, shall deliver to the Agent Bank a Compliance Certificate in substantially the form of Exhibit A to the 2009A Amendment to Loan Documents with all blanks completed and (x) stating that the Authorized Officer of the Borrower, for itself and the Guarantors, signing the Compliance Certificate has reviewed the relevant terms of this Loan Agreement, the Revolving Credit Notes, the Negative Pledge Agreement and the other Loan Documents to which the Borrower and the Guarantors are party, and such Authorized Officer has no actual knowledge (after making such inquiry as is consistent with the scope of his or her duties) of any event or condition which constitutes an Event of Default hereunder, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (y) demonstrating in reasonable detail compliance at the end of such accounting period with Sections 7.6 through 7.9 of this Loan Agreement to the extent applicable to such period; provided, that to the extent the Borrower has timely submitted (e.g. within 15 days after the end of a fiscal month) to the Agent Bank a Liquidity Certificate in compliance with the requirements of Section 7.9 for such period, and to the extent the information contained in the Liquidity Certificate remains true and correct as of the date of submission of the Compliance Certificate, the Borrower may omit information regarding Section 7.9 from the Compliance Certificate for that particular fiscal month.”

(i)           Addition of Paragraphs to Section 6.3 (Financial Statements and Reports).  The following subsections K, L, M and N, O, and P are hereby added to Section 6.3:

“K.        Financial Consultant.   Prior to the 2009A Amendment Closing Date, the Borrower shall engage a financial advisor acceptable to the Banks and the holders of the $55,000,000 Senior Notes pursuant to the terms of an engagement agreement satisfactory to the Banks and the holders of the $55,000,000 Senior Notes after consultation with the Borrower (the “Borrower’s Financial Advisor”).  The Borrower, the Banks and the holders of the $55,000,000 Senior Notes agree that the firm of Alvarez & Marsal is acceptable as of the 2009A Amendment Closing Date.  The duties of the Borrower’s Financial Advisor will include, without limitation, the following: (1) validate completeness and reasonableness of the Borrower’s 2009 Monthly Business Plan (the "2009 Monthly Business Plan") attached to the 2009A Amendment to Loan Documents as Exhibit B and any adjustments thereto; (2) validate and confirm the Borrower’s actions to execute the 2009 Monthly Business Plan, and (3) validate the execution of the investment banking efforts to complete the sale of substantially all of the assets or equity interests in Sypris Test & Measurement, Inc. and the engineered products division of Sypris Technologies, inc. (each, a "Strategic Divesture").  The Borrower shall provide the Agent Bank, promptly after its receipt thereof, with all final written reports prepared by the Borrower’s Financial Advisor.”

L.           Investment Banking Process.

The Borrower shall take all efforts necessary to complete each Strategic Divesture as promptly as possible.  Without limiting the foregoing it shall complete and comply with the following as it relates to each Strategic Divesture:

(a)           With respect to the process of marketing the engineered products division of Sypris Technologies, Inc. (“Engineered Products” or “EP”):

(i)           The Borrower shall submit the final management presentation to the Banks no later than March 31, 2009;

(ii)          The Borrower shall arrange to make a data room available to potential buyers no later than April 30, 2009;

(iii)         The Borrower shall make a call for initial, non-binding, indicative offers no later than May 31, 2009;

(iv)        The Borrower shall report to the Banks no later than May 31, 2009 regarding initial offers received;

(v)         The Borrower shall make arrangements for potential buyer due diligence during the periods from April 30, 2009 through May 31, 2009;

(vi)        The Borrower shall make a call for final offers no later than June 15, 2009;

(vii)       The Borrower provide the Banks with copies of all final offers and bids, together with a report summary of such final offers and bids no later than June 22, 2009;

(viii)      If the Borrower receives one or more binding definitive offers for more than $18,000,000 in non-contingent cash consideration for EP (an “EP Qualified Offer”), the Borrower agrees to (1) accept the EP Qualified Offer on or before July 15, 2009 and (2) use best efforts to close on the EP Qualified Offer on or before August 15, 2009.  If the Borrower receives one or more binding definitive offers for less than or equal to $18,000,000 in non-contingent cash consideration for EP (an “EP Fairness Offer”), the Borrower agrees to seek a fairness opinion from Lazard Middle Markets, and if the value of the EP Fairness Offer is equal to or greater than the value rendered in the fairness opinion, the Borrower agrees to (1) accept the EP Fairness Offer on or before August 15, 2009 and (2) use best efforts to close on the EP Fairness Offer on or before September 15, 2009; and

(ix)         The failure to observe or perform any of the covenants set forth in this subparagraph (a), which failure continues uncured for a period of 14 days shall automatically constitute an Event of Default.

           (b)           With respect to the process of marketing the business of Sypris Test & Measurement, Inc. (“STM”):

(i)           The Borrower shall submit the final management presentation to the Banks no later than May 31, 2009;

(ii)          The Borrower shall arrange to make a data room available to potential buyers no later than June 30, 2009;

(iii)         The Borrower shall make a call for initial, non-binding, indicative offers no later than May 31, 2009;

(iv)        The Borrower shall report to the Banks no later than June 15, 2009 regarding initial offers received;

(v)         The Borrower shall make arrangements for potential buyer due diligence during the periods from June 30, 2009 through August 31, 2009;

(vi)        The Borrower shall make a call for final offers no later than September 15, 2009;

(vii)       The Borrower provide the Banks with copies of all final offers and bids, together with a report summary of such final offers and bids no later than September 22, 2009;

(viii)      If the Borrower receives one or more binding definitive offers for more than $36,000,000 in non-contingent cash consideration for STM (an “STM Qualified Offer”), the Borrower agrees to (1) accept the STM Qualified Offer on or before September 30, 2009 and (2) use best efforts to close on the STM Qualified Offer on or before November 15, 2009.  If the Borrower receives one or more binding definitive offers for less than or equal to $36,000,000 in non-contingent cash consideration for STM (an “STM Fairness Offer”), the Borrower agrees to seek a fairness opinion from Needham & Co. and if the value of the STM Fairness Offer is equal to or greater than the value rendered in the fairness opinion, the Borrower agrees to (1) accept the STM Fairness Offer on or before October 15, 2009 and (2) use best efforts to close on the STM Fairness Offer on or before December 1, 2009; and

(ix)         The failure to observe or perform any of the covenants set forth in this subparagraph (b), which failure continues uncured for a period of 14 days shall automatically constitute an Event of Default.

M.         Bi-Weekly Updates.  The Borrower shall provide bi-weekly updates to the Banks telephonically with sufficient time for questions and answers.

N.          13 Week Cash Flow Budget.   The Borrower shall provide a 13 week cash flow report with a comparison to budget for each week by the last calendar day of each subsequent week.

O.          Informational Undertakings.  As soon as practicable, but in no event more than [3] Business Days after receipt or delivery, as applicable, by the Borrower, the following: (i) all material, written reports, provided to any Holder of the Senior Notes, (ii) any final written reports prepared by Alvarez & Marsal and delivered to the Borrower, (iii) weekly written updates on the Borrower’s program to complete the Strategic Divestitures (including copies of any bids or offers received from potential buyers), and (iv) monthly updates of its 2009 Monthly Business Plan.

P.           Pro Rata Payments to Banks.  The Borrower will not, and will not permit any of the Guarantors to, pay, defease or otherwise satisfy (in whole or in part) in any manner (whether by setoff, exercise of remedies or otherwise), the principal amount of any of the Senior Notes, unless the Revolving Loan Commitments are permanently reduced concurrently with such principal payment, defeasance or other satisfaction, such that each of the Banks receives its pro rata share of the total amount of Debt then being repaid (calculated based on the Principal Exposure (as defined in the Collateral Sharing Agreement)), together with accrued and unpaid interest thereon.  By way of example, as of a date of payment on the Senior Notes, if (a) the Principal Exposure of the Banks is $50 million and (b) the Principal Exposure of the Holders of the $55,000,000 Senior Notes is $30 million, and the Borrower makes a principal payment to the Holders of the $55,000,000 Senior Notes in the amount of $3 million (10 percent of the $30 million Principal Exposure), the Borrower would be required to make a payment to the Banks in the amount of $5 million (10 percent of the $50 million Principal Exposure) and the Revolving Loan Commitments would be reduced by such $5 million payment.

(j)           Amendment of Sections 7.6 (Fixed Charge Coverage Ratio), 7.7 (Ratio of Adjusted Funded Debt to EBITDA) and 7.8 (Minimum Net Worth) and New Section 7.7.  Sections 7.6., 7.7 and 7.8 are hereby deleted and, in lieu thereof, new Sections 7.7, 7.8 and 7.9 are added to the Loan Agreement, as follows:

“7.7       Cumulative Consolidated EBITDAR.  The Borrower will not permit the result of (i) EBITDA plus rent paid (“EBITDAR”) for any period beginning April 6, 2009 and ending on a date set forth in the table below, plus, (ii) to the extent deducted in determining such EBITDAR, restructuring charges as recorded in the Borrower’s financial statements, as determined on a consolidated basis in accordance with GAAP, plus (iii) the Company Retained Sale Proceeds from any Strategic Divestiture made during such period; plus, (iv) to the extent deducted in determining such EBITDAR, any impairment of long-lived assets, goodwill, intangibles or any of the shares of the stock of the Dana Entities; and (v) plus or minus any translation gains or losses on the Borrower’s statement of operations due to changes in foreign currency exchange rates, all as determined on a consolidated basis in accordance with GAAP (such result, “Cumulative Consolidated EBITDAR”), to be less than the amount set forth opposite such date (all amounts shown in parentheses indicate negative numbers):

If Such Date is During the Period From April 6, 2009 Through:	Minimum Cumulative Consolidated EBITDAR

July 5, 2009	$(2,000,000)

October 4, 2009	$(500,000)

December 31, 2009	$2,000,000

7.8         Adjusted Consolidated Net Worth.  The Borrower will not permit the sum of Adjusted Consolidated Net Worth (as defined in the Note Purchase Agreement) as of the last day of any fiscal quarter noted in the table below plus the aggregate amount of any impairment of long-lived assets, goodwill, intangibles or any of the shares of the stock of the Dana Entities taken during year-to-date through such fiscal quarter and reflected in such Adjusted Consolidated Net Worth, to be less than the amount set forth such day in such table:

Date	Minimum Levels

July 5, 2009	$55,000,000

October 4, 2009	$50,000,000

December 31, 2009	$45,000,000

7.9         Liquidity.  Over the last five Business Days of each fiscal month, the sum of (1) the average cash balance of the Borrower’s funds on hand (the “Cash Amount”) plus (2) the average difference between (a) the Revolving Loan Commitments and (b) the sum of (x) the entire aggregate outstanding principal balance of all Revolving Credit Loans made by the Banks pursuant to this Loan Agreement, (y) the then existing Letter of Credit Usage and (z) the then existing Swing Line Usage shall be greater than or equal to the following amounts as of the following fiscal months (such calculation, the “Availability Amount”) (the Cash Amount plus the Availability Amount, the “Liquidity Amount”):

Fiscal Month Ending	Monthly Minimum Liquidity Amount
April 5, 2009	$2.5 million*
May 3, 2009	$2.5 million*
May 31, 2009	$2.5 million*
July 5, 2009	$2.5 million*
August 2, 2009	$1.0 million*
August 30, 2009	$1.0 million*
October 4, 2009	$2.5 million*
November 1, 2009	$1.0 million*
November 29, 2009	$2.5 million*
December 31, 2009	$6.0 million*

*Provided that the Monthly Minimum Liquidity Amount set forth in the table above shall automatically be increased each fiscal month, beginning the fiscal month in which the Borrower or any Subsidiary receives a tax refund from the government of Mexico or any State or political subdivision of Mexico (a “Mexican Tax Refund”) by the amount of the Mexican Tax Refund.  Solely for purposes of calculating the Cash Amount in any such fiscal month, if the Mexican Tax Refund is received in the last five Business Days of a fiscal month, it shall be deemed to have been received on the fourth Business Day preceding the last Business Day of such fiscal month.  Within five Business Days of the receipt of any Mexican Tax Refund, the Borrower shall notify the Agent Bank.

The Borrower’s compliance with this provision shall be evidenced by the Borrower’s delivery of a certificate (a "Liquidity Certificate") which is due 15 days after the end of each fiscal month and which shall include a calculation of the Liquidity Amount, separately setting forth the Availability Amount and the Cash Amount as calculated for such prior month. In the event that the Borrower’s Liquidity Amount falls below the Monthly Minimum Liquidity Amount in any fiscal month, the Borrower shall present a reasonably detailed, written action plan to the Lenders, no later than the delivery of its Liquidity Certificate, designed to ensure that the Liquidity Amount exceeds the Monthly Minimum Liquidity Amount for the following fiscal month. In the event that the Borrower’s Liquidity Amount falls below the Monthly Minimum Liquidity Amount in any two consecutive fiscal months, such failure shall constitute an Event of Default hereunder.”

(k)         Amendment of Section 7.10 (Capital Expenditures).  Section 7.10 is amended and restated as follows:

“7.10     Capital Expenditures.   Other than as set forth in Schedule 7.10 to the 2009A Amendment to Loan Documents, the Borrower and its Subsidiaries shall not incur Capital Expenditures in excess of $2,000,000 through the Revolving Loan Commitment Termination Date.”

(l)           New Section 7.17 (Dividends and Distributions).   A new Section 7.17 is added to the Loan Agreement, which shall read in its entirety as follows:

“7.17     Dividends and Distributions.  The Borrower shall not make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of, the Borrower’s stock, whether now or hereafter outstanding.”

(m)        New Section 7.18 (Credit Card and Other Debt).   A new Section 7.18 is added to the Loan Agreement, which shall read in its entirety as follows:

“7.18     Credit Card and Other Debt Except for the amounts due under the Loan Agreement and due to holders of the $55,000,000 Senior Notes, the Borrower shall be prohibited from incurring credit card debt in excess of One Million Dollars ($1,000,000) through April 23, 2009 and in excess of Five Hundred Thousand Dollars ($500,000.00) thereafter, and from incurring any other Debt permitted under the Loan Agreement in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00).”

3.           RATIFICATION.  Except as specifically amended by the provisions of this Amendment set forth above, all of the Loan Documents remain in full force and effect.   The Borrower and Guarantors reaffirm and ratify all of their respective obligations to Agent Bank and the Banks under all of the Loan Documents, as amended and modified hereby, including, but not limited to, the Loan Agreement, the Revolving Credit Notes, the Security Agreement, the Guaranty Agreement, and all other agreements, documents and instruments now or hereafter evidencing and/or pertaining to the Loan Agreement.  Each reference to all or any of the Loan Documents contained in any other of the Loan Documents shall be deemed to be a reference to such Loan Document, as modified hereby.

4.           WAIVER OF CERTAIN EVENTS OF DEFAULT BY THE AGENT BANK AND THE BANKS.    The Agent Bank and the Banks hereby grant a limited waiver to the Borrower with respect to the Failures as in effect on the date of this Amendment under the terms of the Loan Agreement as in effect prior to this Amendment.  By virtue of this waiver, the Administrative Agent and the Banks agree that they will not regard the Failures as Potential Defaults or Events of Default.  This waiver is specifically limited to the Failures, is not a waiver of any other breaches or failures, and shall not establish a course of dealing or be construed as evidence of any willingness on the part of the Agent Bank or the Banks to grant future waivers or consents, should any be requested.

5.           WAIVER OF SPECIAL DAMAGES; RELEASE BY THE BORROWER AND THE GUARANTORS. THE BORROWER AND THE GUARANTORS WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT BANK OR THE BANKS IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.  AS A MATERIAL INDUCEMENT TO THE AGENT BANK AND THE BANKS TO ENTER INTO THIS AMENDMENT, WHICH THE BORROWER AND THE GUARANTORS HAVE DETERMINED TO BE TO THEIR DIRECT ADVANTAGE AND BENEFIT, THE BORROWER AND THE GUARANTORS HEREBY RELEASE AND DISCHARGE THE AGENT BANK, THE BANKS AND THEIR PAST AND PRESENT EMPLOYEES, AGENTS, ATTORNEYS, OFFICERS AND DIRECTORS AND ALL AFFILIATES THEREFROM (COLLECTIVELY, THE “BANK RELEASEES”) FROM ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, ACTIONS, AND CAUSES OF ACTIONS OF ANY KIND WHATSOEVER, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT, LIQUIDATED OR UNLIQUIDATED, WHICH IN ANY WAY RELATE TO ANY EVENT, CIRCUMSTANCE, ACTION, OR FAILURE TO ACT FROM THE BEGINNING OF TIME TO THE DATE THIS AMENDMENT IS ACTUALLY DELIVERED RELATED TO THE LOAN DOCUMENTS, THIS AMENDMENT, ANY COURSE OF DEALING OR OTHER BUSINESS RELATIONSHIP (WHETHER OR NOT RELATED TO THE LOAN DOCUMENTS) AND/OR ANY OTHER CREDIT OR OTHER BUSINESS RELATIONSHIP AMONG THE PARTIES (OR ANY ONE OR MORE OF THEM) TO THIS AMENDMENT.  THE BORROWER AND THE GUARANTORS HEREBY ACKNOWLEDGE AND AGREE THAT THE BANK RELEASEES AT ALL TIMES HAVE ACTED IN GOOD FAITH AND IN COMPLIANCE WITH ALL OBLIGATIONS THAT MIGHT HAVE BEEN IMPOSED UNDER ANY AGREEMENTS BETWEEN OR AMONG, OR OTHER BUSINESS RELATIONSHIP BETWEEN OR AMONG, THE BANK RELEASEES, THE BORROWER AND THE GUARANTORS.  THE BORROWER AND THE GUARANTORS FURTHER ACKNOWLEDGE AND AGREE THAT THE BANK RELEASEES HAVE TAKEN NO ACTION, AND HAVE NOT FAILED TO TAKE ANY ACTION, WHICH WOULD IMPAIR ANY COLLATERAL SECURING ANY OBLIGATIONS OF ANY OF THEM TO THE BANK RELEASEES OR ANY RIGHTS OR ACTIONS THAT THE BANK RELEASEES MIGHT HAVE AGAINST ANY OF THE BORROWER OR THE GUARANTORS. THIS RELEASE IS NON-CONTINGENT AND ABSOLUTE.

6.           REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE BORROWER.  To induce the Agent Bank and the Banks to enter into this Amendment, the Borrower represents and warrants to Agent Bank and the Banks as follows:

(a)          The Borrower has full power, authority, and capacity to enter into this Amendment, and this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its respective terms.

(b)         No uncured Event of Default under the Revolving Credit Notes or any of the other Loan Documents has occurred which continues unwaived by the Agent Bank, and no Potential Default exists as of the date hereof.

(c)         The Person executing this Amendment on behalf of the Borrower is duly authorized to do so.

(d)         The representations and warranties made by the Borrower in any of the Loan Documents are hereby remade and restated as of the date hereof.

(e)          Except as previously disclosed to the Agent Bank or disclosed in the Borrower’s filings with the Securities and Exchange Commission, copies of which have been provided previously to the Agent Bank, there are no material actions, suits, legal, equitable, arbitration or administrative proceedings pending or threatened against the Borrower, the adverse determination of which could have a material adverse effect on the Loan Documents, the business operations or financial condition of the Borrower and the Guarantors taken as a whole, or the ability of the Borrower to fulfill its obligations under the Loan Documents.

(f)          The Borrower makes the representations and warranties set forth in 3.7 of the NPA Amendment to the Banks.

(g)         The 2009 Monthly Business Plan provides a reasonable estimate of the future financial performance of the Borrower and the Guarantors for the periods set forth therein.  The 2009 Monthly Business Plan has been prepared on the basis of the assumptions set forth therein, which the Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Banks.

7.           REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE GUARANTORS.  To induce the Agent Bank and the Banks to enter into this Amendment, the Guarantors represent and warrant to the Agent Bank and the Banks as follows:

(a)         Each Guarantor has full power, authority, and capacity to enter into this Amendment, and this Amendment constitutes the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms.

(b)         The Person executing this Amendment on behalf of each Guarantor is duly authorized to do so.

(c)         The representations and warranties made by each Guarantor in any of the Loan Documents are hereby remade and restated as of the date hereof.

(d)         Except as previously disclosed to the Agent Bank, there are no material actions, suits, legal, equitable, arbitration or administrative proceedings pending or threatened against any Guarantor, the adverse determination of which could have a material adverse effect on the Loan Documents, the business operations or financial condition of the Borrower and the Guarantors taken as a whole or the ability of any Guarantor to fulfill its obligations under the Guaranty Agreement.

(e)         The Guarantors make the representations and warranties set forth in 3.7 of the NPA Amendment to the Banks.

8.           CONDITIONS PRECEDENT.   The obligations of the Agent Bank and the Banks under this Amendment (including but not limited to the amendment of the definition of the Revolving Loan Commitment Termination Date and the waivers provided in Section 4 of this Amendment) are expressly conditioned upon, and subject to the following:

(a)         the execution and delivery by the Borrower and the Guarantors of this Amendment;

(b)         the payment to the Agent Bank, for the benefit of the Banks, of the Waiver Fee in the amount of $375,000, plus payment of Agent Bank’s counsel fees in preparation and closing of this Amendment and the documents associated with this Amendment and any other out-of-pocket costs;

(c)         Delivery to the Agent Bank of a copy of the certificate of the corporate secretary of Borrower certifying resolutions of the Borrower’s board of directors to the effect that execution, delivery and performance of this Amendment have been duly authorized and as to the incumbency of those authorized to execute and deliver this Amendment and all other documents to be executed in connection herewith;

(d)         With respect to each corporate Guarantor, delivery to the Agent Bank of a copy of the certificate of the corporate secretary of each corporate Guarantor certifying resolutions of such Guarantor’s board of directors to the effect that execution, delivery and performance of this Amendment have been duly authorized and as to the incumbency of those authorized to execute and deliver this Amendment and all other documents to be executed in connection herewith;

(e)         With respect to each non-corporate Guarantor, delivery to the Agent Bank of a copy of the certificate of the Secretary or other appropriate representative of such Guarantor (i) certifying as to the authenticity, completeness and accuracy of, and attaching copies of the written consent of the managers of such Guarantor authorizing the execution, delivery and performance of this Amendment, and (ii) certifying the names and true signatures of the officers of such Guarantor authorized to execute and deliver on behalf of such Guarantor this Amendment;

(f)          Delivery to the Agent Bank of opinions of counsel to Borrower and the Guarantors, satisfactory to the Agent Bank;

(g)         The Agent Bank shall have reviewed the Fourth Amendment to Note Purchase Agreement between the Borrower and the holders of the $55,000,000 Senior Notes (the “NPA Amendment”), the provisions of which shall be in form and substance satisfactory to the Agent Bank and the Banks (which provisions shall include, but not be limited to, provisions extending the maturity of the 7.25% Senior Notes, Series A from June 30, 2009 to at least January 15, 2010 and provisions eliminating any requirement for a minimum amount of Revolving Loan Commitments following pro rata reductions of the Revolving Loan Commitments and the Senior Notes), and such Fourth Amendment to Note Purchase Agreement shall have been executed by the Borrower and the holders of the $55,000,000 Senior Notes;

(h)         The Borrower shall have received, and delivered to the Banks, the final drafts of the audited financial statements for its 2008 fiscal year together with the final drafts of the certificates and auditors’ opinion as required by Section 6.3 of the Loan Agreement, which financial statements and opinion shall be not subject to any footnote or qualification which specifies that the Borrower may not continue as a going concern for the year 2009; and

(i)          the Borrower shall have delivered to the Banks a copy of the Borrower’s 2009 Monthly Business Plan certified as true, correct and complete and in full force and effect by a Responsible Officer of the Borrower, and such plan be in form and substance satisfactory to the Banks.

9.           MISCELLANEOUS.

A           Final Financial Statements.  The Borrower shall deliver to the Banks, within two Business Days after the 2009A Amendment Closing Date, the final versions of the audited financial statements for its 2008 fiscal year together with the final versions of the certificates and auditors’ opinion as required by Section 6.3 of the Loan Agreement, which financial statements and opinion shall be not subject to any footnote or qualification which specifies that the Borrower may not continue as a going concern for the year 2009.   Failure to comply with this provision shall be an Event of Default.

B.           Illegality.  In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

C.          Changes in Writing.  No modification, amendment or waiver of any provision of this Amendment nor consent to any departure by the Borrower or any of the Guarantors therefrom, will in any event be effective unless the same is in writing and signed by the Agent Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

D.          Successors and Assigns.  This Amendment will be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent Bank and the Banks and their respective successors and assigns; provided, however, that neither the Borrower nor the Guarantors may assign this Amendment in whole or in part without the prior written consent of the Agent Bank, and the Agent Bank and the Banks at any time may assign this Amendment in whole or in part, as provided in Section 11 of the Loan Agreement.

E.           Counterparts.  This Amendment may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK ON PURPOSE]

Exhibit 10.1

IN WITNESS WHEREOF, the Agent Bank, the Documentation Agent, each Bank, the Borrower and each Guarantor has caused this Amendment to be duly executed as of the day and year first above written but actually on the dates set forth below.

JP MORGAN CHASE BANK, N.A.
as Administrative Agent, Syndications Agent and Collateral Agent

By	/s/ Michael E. Lewis
Michael E. Lewis
Senior Vice President

Date:

BANK OF AMERICA, N.A.,
successor by merger to
LaSalle Bank National Association, as Documentation Agent

By	/s/ Thomas P. Sullivan
Thomas P. Sullivan
Vice President

Date:	3.30.09

JPMORGAN CHASE BANK, N.A. as a Bank

By	/s/ Michael E. Lewis
Michael E. Lewis
Senior Vice President

Date:

BANK OF AMERICA, N.A.
Successor by merger to
LaSalle Bank National Association
as a Bank

By	/s/ Thomas P. Sullivan
Thomas P. Sullivan
Vice President

Date:	3.30.09

NATIONAL CITY BANK
as a Bank

By	/s/ John A. Grohovsky
John A. Grohovsky
Vice President

Date:	03/31/09

SYPRIS SOLUTIONS, INC.
(the “Borrower”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
President and CEO

Date:	March 31, 2009

SYPRIS TEST & MEASUREMENT, INC. a Delaware corporation (“ST&M”)
(as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SYPRIS TECHNOLOGIES, INC.
a Delaware corporation (“ST”)
(as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SYPRIS ELECTRONICS, LLC
a Delaware limited liability
company (“SE”)
(as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SYPRIS DATA SYSTEMS, INC.
a Delaware corporation (“SDS”)
(as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SYPRIS TECHNOLOGIES MARION, LLC
a Delaware limited liability company
(“Marion”) (as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SYPRIS TECHNOLOGIES KENTON, INC.
a Delaware corporation (“STK”)
(as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SYPRIS TECHNOLOGIES
MEXICAN HOLDINGS, LLC
a Delaware limited liability company
(“STMH”) (as a “Guarantor”)

By	/s/ Jeffrey T. Gill
Jeffrey T. Gill
Chairman

Date:	March 31, 2009

SCHEDULE 1.1

LIST OF BANKS

JPMORGAN CHASE BANK, N.A.
IN 1-0136
1 East Ohio Street
Indianapolis, IN  46277-0136
Attention: Special Credits Department

BANK OF AMERICA, N.A.
successor by merger to
LaSalle Bank National Association
231 S. LaSalle Street
Chicago, Illinois 60697
Attention: Michael J. Hammond, Senior Vice President

NATIONAL CITY BANK
101 S. Fifth Street
Louisville, KY  40202
Attention: John A. Grohovsky, Vice President

SCHEDULE 1.2

LIST OF GUARANTORS

SYPRIS TEST & MEASUREMENT, INC.,
a Delaware corporation (“ST&M”)
6120 Hanging Moss Road
Orlando, Florida 32807
Attention: President

SYPRIS TECHNOLOGIES, INC.,
a Delaware corporation (“ST”)
2820 West Broadway
Louisville, Kentucky 40211
Attention: President

SYPRIS ELECTRONICS, LLC, a Delaware limited
liability company (“SE”)
10901 Malcolm McKinley Drive
Tampa, Florida 33612
Attention: President

SYPRIS DATA SYSTEMS, INC.,
a Delaware corporation (“SDS”)
605 East Huntington Dr.
Monrovia, California 91016
Attention:  President

SYPRIS TECHNOLOGIES MARION, LLC,
a Delaware limited liability company (“Marion”)
1550 Marion Agosta Road
Marion, Ohio 43302
Attn: President

SYPRIS TECHNOLOGIES KENTON, INC.,
a Delaware corporation (“STK”)
101 Bullitt Lane, Suite 450
Louisville, Kentucky  40222
Attention: President

SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC
a Delaware limited liability company (“STMH”)
101 Bullitt Lane, Suite 450
Louisville, Kentucky  40222
Attention: President

SCHEDULE 2.1

SCHEDULE OF REVOLVING LOAN COMMITMENTS AND
REVOLVING CREDIT FACILITY PRO RATA SHARES

The maximum amount of the Revolving Credit Facility is $50,000,000.

	Revolving	Revolving
	Credit Facility	Loan
Name of Bank	Pro Rata Share	Commitment

JP Morgan Chase Bank, NA	46.0%	$23,000,000.00

Bank of America, N.A., successor by merger to LaSalle Bank National Association	38.0%	$19,000,000.00

National City Bank	16.0%	$8,000,000.00

Totals	100%	$50,000,000.00

SCHEDULE 7.10

CAPITAL EXPENDITURE SCHEDULE

Category	Total
Capacity	$1,088,522
Cost savings	1,059,473
Maintenance & HSE	2,406,383
IT	531,060
Bus. Process	142,500
Restructuring capital expenditures	2,976,859
Total	$8,204,797

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is being delivered to JPMorgan Chase Bank, N.A., as Agent Bank, pursuant to Section 6.3C of that certain Amended and Restated Loan Agreement dated as of April 6, 2007, as amended, among Sypris Solutions, Inc. as Borrower (the “Borrower”), certain Guarantors (as defined in the Loan Agreement), the Agent Bank and the Banks (as defined in the Loan Agreement) (together with all amendments, modifications and supplements thereto and all restatements thereof, the “Loan Agreement”).  All capitalized terms used herein without definition shall have the meanings assigned to those terms in the Loan Agreement.  The undersigned officer, on behalf of the Borrower, certifies that as of the last day of the most recently ended Fiscal Quarter of the Borrower dated __________, 20___ (the “Compliance Date”):

1.           EBITDA.  The Borrower’s EBITDA for the Applicable Period (defined in Section 2 below), determined as of the Compliance Date was _________, calculated as follows:

(a)	Net Income

(b)	Interest Expense

(c)	provisions for taxes based on income

(d)	depreciation

(e)	amortization

(f)	non-cash stock compensation
expense, reducing Net Income

(g)	make-whole expense related
to $55,000,000 Senior Notes

(h)	Agent Bank approved
non-cash charges

(i)	non-cash gains

(j)	EBITDA =
sum of (a) + (b) + (c) + (d) + (e)
+ (f) + (g) + (h) - (i)

2.	Cumulative Consolidated EBITDAR

The Borrower’s Cumulative Consolidated EBITDAR for the applicable period identified below (the "Applicable Period") was __________, calculated as follows (in each subsection, information is to be provided for the Applicable Period):

(a)	Last day of Applicable Period
(the Applicable Period begins, in each case,
on April 6, and ends on one of the following:
July 5, 2009, October 4, 2009 and
	December 31, 2009)	______ __, 2009

(b)	Actual EBITDA (from 1(j))

(c)	Rent paid

(d)	Restructuring charges

(e)	Company Retained Sale Proceeds

(f)	Impairment of long-lived assets,
goodwill, intangibles or shares of
Dana entities

(g)	Translation gains or losses
due to changes in foreign currency
exchange rates

(h)	Cumulative
Consolidated EBITDAR
sum of (b) + (c) + (d) + (e) + (f) + (g)

Requirement [Section 7.7 of the Loan Agreement]:

"7.7   Cumulative Consolidated EBITDAR.  The Borrower will not permit the result of (i) EBITDA plus rent paid ("EBITDAR") for any period beginning April 6, 2009 and ending on a date set forth in the table below, plus, (ii) to the extent deducted in determining such EBITDAR, restructuring charges as recorded in the Borrower’s financial statements, as determined on a consolidated basis in accordance with GAAP, plus (iii) the Company Retained Sale Proceeds from any Strategic Divestiture made during such period; plus, (iv) to the extent deducted in determining such EBITDAR, any impairment of long-lived assets, goodwill, intangibles or any of the shares of the stock of the Dana Entities; and (v) plus or minus any translation gains or losses on the Borrower’s statement of operations due to changes in foreign currency exchange rates, all as determined on a consolidated basis in accordance with GAAP (such result, “Cumulative Consolidated EBITDAR”), to be less than the amount set forth opposite such date (all amounts shown in parentheses indicate negative numbers):

If Such Date is During the Period From April 6, 2009 Through:	Minimum Cumulative Consolidated EBITDAR

July 5, 2009	$(2,000,000)

October 4, 2009	$(500,000)

December 31, 2009	$2,000,000

3.	Adjusted Consolidated Net Worth

The Borrower’s Adjusted Consolidated Net Worth as of the last day of the fiscal quarter identified below was ________:

(a)	Last day of Fiscal Quarter
(June 30, 2009; September 30, 2009 or
	December 31, 2009)	______ __, 2009

(b)	Adjusted Consolidated Net Worth)	__________

Requirement [Section 7.8 of the Loan Agreement]:

7.8   Adjusted Consolidated Net Worth.  The Borrower will not permit the sum of Adjusted Consolidated Net Worth (as defined in the Note Purchase Agreement) as of the last day of any fiscal quarter noted in the table below plus the aggregate amount of any impairment of long-lived assets, goodwill, intangibles or any of the shares of the stock of the Dana Entities taken during year-to-date through such fiscal quarter and reflected in such Adjusted Consolidated Net Worth, to be less than the amount set forth such day in such table:

Date	Minimum Levels

July 5, 2009	$55,000,000

October 4, 2009	$50,000,000

December 31, 2009	$45,000,000

4.	Liquidity

The Borrower’s Liquidity Amount for the last five Business Days of the fiscal month ended __________, 2009, was $________, composed of $________________________ being the Cash Amount and $___________________ being the Availability Amount.

Requirement [Section 7.9  of the Loan Agreement]:

7.9     Liquidity.  Over the last five Business Days of each fiscal month, the sum of (1) the average cash balance of the Borrower’s funds on hand (the “Cash Amount”) plus (2) the average difference between (a) the Revolving Loan Commitments and (b) the sum of (x) the entire aggregate outstanding principal balance of all Revolving Credit Loans made by the Banks pursuant to this Loan Agreement, (y) the then existing Letter of Credit Usage and (z) the then existing Swing Line Usage shall be greater than or equal to the following amounts as of the following fiscal months (such calculation, the “Availability Amount”) (the Cash Amount plus the Availability Amount, the “Liquidity Amount”):

Fiscal Month Ending	Monthly Minimum Liquidity Amount
April 5, 2009	$2.5 million*
May 3, 2009	$2.5 million*
May 31, 2009	$2.5 million*
July 5, 2009	$2.5 million*
August 2, 2009	$1.0 million*
August 30, 2009	$1.0 million*
October 4, 2009	$2.5 million*
November 1, 2009	$1.0 million*
November 29, 2009	$2.5 million*
December 31, 2009	$6.0 million*

*Provided that the Monthly Minimum Liquidity Amount set forth in the table above shall automatically be increased each fiscal month, beginning the fiscal month in which the Borrower or any Subsidiary receives a tax refund from the government of Mexico or any State or political subdivision of Mexico (a “Mexican Tax Refund”) by the amount of the Mexican Tax Refund.  Solely for purposes of calculating the Cash Amount in any such fiscal month, if the Mexican Tax Refund is received in the last five Business Days of a fiscal month, it shall be deemed to have been received on the fourth Business Day preceding the last Business Day of such fiscal month.  Within five Business Days of the receipt of any Mexican Tax Refund, the Borrower shall notify the Agent Bank.

The Borrower’s compliance with this provision shall be evidenced by the Borrower’s delivery of a Compliance Certificate which is due 15 days after the end of each fiscal month and which shall include a calculation of the Liquidity Amount, separately setting forth the Availability Amount and the Cash Amount as calculated for such prior month. In the event that the Borrower’s Liquidity Amount falls below the Monthly Minimum Liquidity Amount in any fiscal month, the Borrower shall present a reasonably detailed, written action plan to the Lenders, no later than the delivery of its Compliance Certificate, designed to ensure that the Liquidity Amount exceeds the Monthly Minimum Liquidity Amount for the following fiscal month. In the event that the Borrower’s Liquidity Amount falls below the Monthly Minimum Liquidity Amount in any two consecutive fiscal months, such failure shall constitute an Event of Default hereunder.”

5.           Capital Expenditures.  The Capital Expenditures incurred by the Borrower and the Guarantors since the 2009A Amendment Closing Date were $ _____________.

Requirement [Section 7.10 of the Loan Agreement]:  Other than as set forth in Schedule 7.10 to the 2009A Amendment to Loan Documents, The Borrower and the Guarantors shall not incur Capital Expenditures in excess of $2,000,000 prior to the Revolving Loan Commitment Termination Date.

6.           Operating Lease Rentals.  The Borrower’s Operating Lease Rentals incurred during the calendar year as of the Compliance Date were $ _____________.

Requirement [Section 7.11 of the Loan Agreement]: Requirement:  Operating Lease Rentals paid in any Fiscal Year shall not exceed $10,000,000.

7.           Other Covenants.  The Borrower has not, during the proceeding Fiscal Quarter ending on the Compliance Date, violated any of the other covenants contained in Sections 6 and 7 of the Loan Agreement.

The undersigned officer of the Borrower executing and delivering this Compliance Certificate on behalf of the Borrower further certifies that he has reviewed the Loan Agreement and has no knowledge of any event or condition which constitutes a Potential Default or an Event of Default under the Loan Agreement or the other Loan Documents other than [if any Potential Default or Event of Default has occurred, describe the same, the period of existence thereof and what action the Borrower has taken or propose to take with respect thereto].

IN WITNESS THEREOF, the Borrower, through a duly authorized officer, has executed this Compliance Certificate this _____ day of _______________, 20__.

SYPRIS SOLUTIONS, INC.

By

Title:
(the “Borrower”)

EXHIBIT B

BUSINESS PLAN

Sypris Solutions Inc. and Subsidiaries
Balance Sheet
Monthly Data

	BASE CASE WITH ST REVENUE @ 155M
	2009 Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
ASSETS:

Cash	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000
Net accounts receivable	39,829	46,702	42,595	41,550	40,653	39,785	40,814	39,421	40,707	44,779	44,751	43,040
Net inventory	49,505	45,628	43,462	40,802	39,654	38,121	38,864	39,084	37,473	36,913	37,120	36,316
Other current assets	12,099	10,817	11,942	11,936	12,140	12,341	11,625	11,402	11,238	11,086	10,971	10,692

Total current assets	104,433	106,147	100,999	97,288	95,447	93,247	94,303	92,907	92,419	95,777	95,842	93,048

Marketable securities	2,769	2,769	2,769	2,769	2,769	2,769	2,769	2,769	2,769	2,769	2,769	2,769

Property, plant & equipment	254,203	254,955	255,851	257,471	258,675	259,246	259,856	260,657	261,109	261,572	262,038	262,833
Accumulated depreciation	(153,246)	(154,845)	(156,512)	(158,118)	(159,659)	(161,283)	(162,905)	(164,521)	(166,127)	(167,730)	(169,326)	(170,910)
Net property, plant & equipment	100,957	100,109	99,339	99,352	99,016	97,962	96,951	96,136	94,981	93,842	92,712	91,923

Goodwill	13,837	13,837	13,837	13,837	13,837	13,837	13,837	13,837	13,837	13,837	13,837	13,837
Other assets	11,608	10,910	10,766	10,745	10,995	10,809	10,739	10,669	10,635	10,629	10,546	10,462

Total assets	233,604	233,773	227,710	223,992	222,065	218,625	218,600	216,319	214,642	216,855	215,707	212,039

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	39,370	39,274	38,968	35,154	37,812	36,686	36,785	37,064	39,494	40,090	41,564	42,422
Accrued liabilities	28,581	28,977	25,340	24,285	22,461	23,453	22,412	22,026	21,441	21,160	20,729	21,107
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-	-	-

Total current liabilities	67,951	68,251	64,308	59,439	60,273	60,139	59,197	59,091	60,935	61,249	62,293	63,529

Revolving credit facility	34,940	40,636	42,394	46,100	45,946	45,063	47,049	46,899	44,905	46,491	44,653	41,329
Senior notes	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Other liabilities	46,806	46,503	46,271	46,385	46,650	46,941	46,555	46,219	45,911	45,670	45,481	45,320
Intercompany account	0	-	-	-	-	-	-	0	(0)	(0)	(0)	0

Total liabilities	179,697	185,390	182,973	181,923	182,869	182,142	182,801	182,209	181,750	183,411	182,426	180,179

Common stock	195	195	195	195	195	195	195	195	195	195	195	195
Additional paid-in capital	146,781	146,824	146,866	146,908	146,951	146,993	147,035	147,077	147,120	147,162	147,204	147,247
Reserved for treasury stock	-	-	-	-	-	-	-	-	-	-	-	-
Retained earnings	(72,482)	(76,349)	(79,937)	(82,648)	(85,563)	(88,318)	(89,044)	(90,776)	(92,036)	(91,526)	(91,732)	(93,194)
Accumulated OCI	(20,586)	(22,286)	(22,386)	(22,386)	(22,386)	(22,386)	(22,386)	(22,386)	(22,386)	(22,386)	(22,386)	(22,386)

Total shareholders' equity	53,908	48,383	44,738	42,069	39,196	36,483	35,799	34,110	32,892	33,444	33,280	31,860

Total liabilities & shareholders' equity	233,604	233,773	227,710	223,992	222,065	218,625	218,600	216,319	214,642	216,855	215,707	212,039

Sypris Solutions Inc. and Subsidiaries
Income Statement
Quarterly Data

	BASE CASE WITH ST REVENUE @ 155M													BASE CASE WITH ST REVENUE @ 155M
	2009 Forecast													2009 Forecast
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total	Q1	Q2	Q3	Q4	Total

Net revenue	27,389	24,839	27,708	24,310	24,611	29,865	25,371	25,074	30,350	30,949	29,235	30,232	329,933	79,936	78,786	80,794	90,417	329,933
Cost of sales	27,653	23,779	25,556	22,479	22,724	27,424	22,901	22,420	26,438	26,908	25,599	26,677	300,559	76,989	72,627	71,759	79,184	300,559

Gross profit	(265)	1,059	2,152	1,831	1,887	2,441	2,470	2,654	3,912	4,042	3,637	3,555	29,375	2,947	6,158	9,035	11,234	29,375

Gross profit %	(1.0)%	4.3%	7.8%	7.5%	7.7%	8.2%	9.7%	10.6%	12.9%	13.1%	12.4%	11.8%	8.9%	3.7%	7.8%	11.2%	12.4%	8.9%

Selling	775	799	977	779	785	962	753	767	904	716	702	847	9,765	2,551	2,526	2,423	2,265	9,765
General and administrative	2,577	2,637	3,179	2,568	2,425	2,971	2,098	2,018	2,541	1,983	1,886	2,452	29,336	8,392	7,964	6,657	6,322	29,336
Research and development	301	298	364	289	290	357	323	318	396	374	377	466	4,154	963	936	1,037	1,217	4,154
Impairment of goodwill	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortization of intangible assets	14	13	14	13	14	13	14	14	13	13	13	14	167	42	41	42	41	167
Special charges	750	558	825	380	385	330	216	216	186	183	183	84	4,294	2,133	1,094	618	449	4,294

Operating expense	4,417	4,305	5,360	4,029	3,899	4,634	3,404	3,334	4,040	3,269	3,161	3,864	47,715	14,081	12,561	10,778	10,294	47,715

Operating income	(4,681)	(3,245)	(3,207)	(2,199)	(2,012)	(2,193)	(934)	(680)	(128)	772	476	(309)	(18,341)	(11,134)	(6,403)	(1,743)	939	(18,341)

Operating income %	(17.1)%	(13.1)%	(11.6)%	(9.0)%	(8.2%)	(7.3%)	(3.7)%	(2.7)%	(0.4)%	2.5%	1.6%	(1.0)%	(5.6)%	(13.9)%	(8.1)%	(2.2)%	1.0%	(5.6)%

Interest expense, net	339	360	441	596	608	759	621	628	749	603	610	744	7,059	1,141	1,964	1,998	1,957	7,059
Impairment of marketable securities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other expense, net	296	296	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	552	588	(12)	(12)	(12)	552

Pretax income	(5,316)	(3,902)	(3,645)	(2,791)	(2,616)	(2,948)	(1,551)	(1,304)	(874)	174	(130)	(1,049)	(25,951)	(12,863)	(8,355)	(3,729)	(1,005)	(25,951)

Pretax income %	(19.4)%	(15.7)%	(13.2)%	(11.5)%	(10.6)%	(9.9%)	(6.1)%	(5.2)%	(2.9)%	0.6%	(0.4)%	(3.5)%	(7.9)%	(16.1)%	(10.6)%	(4.6)%	(1.1)%	(7.9)%

Income taxes	(15)	(35)	(57)	(30)	(1)	58	(0)	3	(13)	113	76	(37)	63	(106)	27	(11)	153	63

Net income	(5,302)	(3,867)	(3,588)	(2,761)	(2,615)	(3,005)	(1,551)	(1,306)	(861)	60	(206)	(1,012)	(26,014)	(12,757)	(8,382)	(3,718)	(1,158)	(26,014)

Net income %	(19.4)%	(15.6)%	(12.9)%	(11.4)%	(10.6)%	(10.1%)	(6.1)%	(5.2)%	(2.8)%	0.2%	(0.7)%	(3.3)%	(7.9)%	(16.0)%	(10.6)%	(4.6)%	(1.3)%	(7.9)%

Operating income	(4,681)	(3,245)	(3,207)	(2,199)	(2,012)	(2,193)	(934)	(680)	(128)	772	476	(309)	(18,341)	(11,134)	(6,403)	(1,743)	939	(18,341)
Special charges	750	558	825	380	385	330	216	216	186	183	183	84	4,294	2,133	1,094	618	449	4,294
Other expense, net	(296)	(296)	4	4	4	4	4	4	4	4	4	4	(552)	(588)	12	12	12	(552)

EBIT before restructuring	(4,228)	(2,984)	(2,378)	(1,815)	(1,623)	(1,859)	(714)	(460)	62	959	663	(221)	(14,599)	(9,590)	(5,297)	(1,113)	1,401	(14,599)

Depreciation	1,522	1,689	1,571	1,594	1,527	1,609	1,603	1,593	1,579	1,572	1,565	1,553	18,978	4,782	4,731	4,775	4,690	18,978
Amortization	61	60	53	60	61	52	61	61	52	60	60	53	694	174	173	174	173	694

EBITDA before restructuring	(2,645)	(1,235)	(754)	(161)	(35)	(198)	949	1,194	1,693	2,591	2,288	1,385	5,073	(4,634)	(393)	3,836	6,264	5,073